Exhibit 10.2

PURCHASE AGREEMENT

BETWEEN

CRANWOODS-WST, LTD

AS SELLER

AND

WEC-CRANBERRY LLC

AS PURCHASER

AUGUST 18, 2011

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of the 18th day of August, 2011 (the “Effective Date”), by and between CRANWOODS-WST, LTD, a Pennsylvania limited partnership (the “Seller”) and WEC-CRANBERRY LLC, a Delaware limited liability company, and/or its nominee or assignee (the “Purchaser”).

WITNESSETH:

WHEREAS, Seller desires to sell to Purchaser and. Purchaser desires to purchase from Seller the “Property” as hereinafter described.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sale of Property. Seller agrees to sell, transfer and convey to Purchaser and Purchaser agrees to purchase from Seller, in accordance with the terms of this Agreement, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

a. That certain real property located in the County of Butler, State of Pennsylvania, as described on Exhibit A attached hereto and incorporated herein, together with all rights, privileges, easements and interests appurtenant thereto, including all right, title and interest of Seller in and to any streets, alleys or rights of way which are adjacent to such land, any mineral rights or subsurface rights below such land, and any mineral rights above such land (collectively, the “Land”);

b. All existing buildings and other improvements, structures, parking facilities and fixtures (other than trade fixtures owned by the Tenant, as hereinafter defined) constructed, installed or located on the Land (collectively, the “Improvements,” and, together with the Land, the “Premises”);

c. Seller’s interest as landlord under that certain Lease Agreement by and between Seller and Westinghouse Electric Company LLC (the “Tenant”) for the Premises dated and effective as September 2, 2009 (the “Lease”);

d. All (i) preliminary, final and proposed building plans and specifications (including “as-built” floor plans and drawings) and tenant improvement plans and specifications related to Seller’s improvement of the Premise, and (ii) surveys, grading plans, topographical maps, architectural and structural drawings and engineering, soils, seismic, geologic and architectural reports, studies and tests conducted or commissioned by Seller and relating to the Premises (collectively, the “Records and Plans”);

e. All contracts now or hereinafter relating to the Premises and the construction of the Improvements, executed by any architects, engineers or contractors, including all amendments, supplements and revisions thereof now or hereinafter in effect, together with all of Seller’s rights and remedies thereunder and the benefits of all covenants and warranties contained therein, to the extent they are assignable (collectively, the “Contracts”); provided, however, that Seller shall not be required to deliver copies of such items if’ such items are not in Seller’s possession or control;

f. All building permits., conditional use permits, environmental permits (including, without limitation, all DNR permits), stormwater permits, approvals and licenses, other governmental or administrative permits, licenses agreements and rights relating to the construction of the improvements on the Premises or to the operation of the Premises, to the extent that they are assignable (collectively, the “Permits and Approvals”); provided, however, that Seller shall not be required to deliver copies of such items if such items are not in Seller’s possession or control; and

g. Any unexpired third-party warranties, guaranties and bonds, relating to the Premises, to the extent that they are assignable (collectively, the “Warranties” and, together with the Records and Plans, Contracts and Permits and Approvals, the “Intangible Property”); provided, however, Seller shall not be required to deliver copies of such items if such items are not in Seller’s possession or control.

2. Purchase Price and Payment. The purchase price (the “Purchase Price”) for the Property shall be Thirty-Six Million Two Hundred Thousand and no/100 Dollars ($36,200,000.00), payable as follows:

a. Initial Earnest Money Deposit. Within one (1) business day of full execution of this Agreement, Purchaser shall deliver an earnest money deposit of One Hundred Thousand and no/100 Dollars ($100,000.00) (“Earnest Money Deposit”) to Sutton Riverside Alliance, 3839 Flatlands Avenue, Suite 208, Brooklyn, New York 11234, (the “Title Company”), to be held in escrow with the Title Company in accordance with is Agreement and deposited in a non-interest bearing account acceptable to the Purchaser. Except as otherwise expressly set forth in this Agreement, the Earnest Money Deposit shall be nonrefundable to Purchaser.

b. Payment at Closing. At Closing (as hereinafter defined), all of the Earnest Money Deposit shall be applied to the Purchase Price and Purchaser shall pay the balance of the Purchase Price, subject to any prorations due to or from Purchaser per the terms of Section 3 below, by cashier’s check or by federal wire transfer of funds. Any interest earned on the Earnest Money Deposit shall, at Purchaser’s option, be credited to Purchaser at Closing and applied to the Purchase Price, or returned to Purchaser.

3. Prorations and Adjustments. The funds due at Closing pursuant to Section 2.c shall be subject to adjustment as of 12:01 am on the Closing Date (such that items of income and expense for the Closing Date itself shall be for the account of Purchaser) in accordance with the following provisions:

a. Real Estate Taxes. All ad valorem real estate taxes, payments-in-lieu of taxes and special assessments (“Taxes”) imposed on the Property for the year in which the Closing occurs and which are not borne by Tenant under the Lease shall be prorated and adjusted as of the Closing Date, based upon the fiscal years of the taxing bodies levying such taxes. Notwithstanding the foregoing, Seller represents and warrants to Purchaser that all Taxes are payable by Tenant under the Lease.

b. Income. All rental and other income payable under the Lease shall be prorated as of the Closing Date. Purchaser shall use commercially reasonable efforts after the Closing to attempt to collect any delinquent or other rental and reimbursable charges and other expense arrearages attributable to the period prior to the Closing, but Purchaser shall not be required to commence any legal actions to do so. If either Purchaser or Seller should receive any revenues attributable to the period during which it is not the owner of the Property, said party shall forward such amounts to the other party or, if such revenues are only partially attributable to period during which said party is not the owner of the Property, the amount to be paid to the other party shall be based upon a proration as of the Closing Date as set forth above.

c. Closing Costs. Seller shall pay: (i) the cost of recording any instruments required to discharge any liens or encumbrances against the Property which Seller is obligated to discharge pursuant to this Agreement; (ii) the cost of preparation of the deed; (iii) any fees and expenses of Seller’s attorneys; (iv) any brokerage commissions payable to Seller’s Broker pursuant to Section 17 hereof; (v) any brokerage commissions payable to MSR Broker pursuant to Section 17 hereof; (vi) one half (1/2) of all state, county and municipal documentary and transfer taxes and related surtax related in any manner to the transactions contemplated hereby; and (vii) one half (1/2) of all customary escrow or closing fees charged by the Title Company. Purchaser shall pay: (vii) the costs of the Title Commitment and the premium for the Owner’s Policy and a mortgage policy, if applicable, and any endorsements to the foregoing; (viii) the costs of the Survey; (ix) (i) the recording fee for the special warranty deed; (x) the costs of Purchaser’s tests and inspections of the Property; (xi) one half (1/2) of all state, county and municipal documentary and transfer taxes and related surtax related in any manner to the transactions contemplated hereby; (xii) one half (1/2) of all customary escrow or closing fees charged by the Title Company; and (xiii) all fees and expenses of Purchaser’s attorneys. In the event that Purchaser assigns its contractual rights under this Agreement to a third party prior to Closing, any and all state, county and municipal documentary or real estate transfer tax assessed in connection with the Purchaser’s assignment of the Agreement shall be borne solely by Purchaser. The foregoing allocations shall survive the Closing or earlier termination of this Agreement. Notwithstanding anything to the contrary set forth in this Section 3.c., and subject only to the provisions of Section 18 hereof, in the event that Closing does not occur pursuant to this Agreement, Seller shall be entitled to reimbursement from Purchaser of any and all sums theretofore paid by Seller in connection with item (v) above; all of which sums shall be paid to Seller by Purchaser exclusive of, and in addition to, any other applicable damages or recourse available to Seller pursuant to Section 18 hereof. In the event that Purchaser is entitled to a return of the Deposit pursuant to this Agreement notwithstanding the failure of the parties to proceed to Closing hereunder, Seller shall, prior to any such return of the Deposit to Purchaser and subject only to the terms set forth at Section 18 hereof, be entitled to payment of that portion of the Deposit equal to all amounts to be reimbursed to Seller in accordance with this Section 3.c. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall pay to Seller, at Closing and in addition to the

Purchase Price, any additional amounts incurred by Seller due to the increase in the Purchase Price as a result of Seller’s obligation to pay any brokerage commissions to MSR Broker, including without limitation any and all additional state, county and municipal documentary and transfer taxes, and any additional brokerage commissions, paid by Seller as a result of such increase.

d. Estimates and Errors. If any of the items to be adjusted at the Closing pursuant to this Section 3 cannot be adjusted accurately because of the unavailability of the amounts which are subject to adjustment, such items shall be adjusted on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date; provided, however, all such reconciliations shall occur no later than one (1) year after the Closing Date. If any party discovers any error in any closing adjustments within one (1) year after the Closing Date, the parties shall make such further adjustments and reconciliations as are necessary to correct and reconcile such errors; provided, however, all such adjustments and reconciliations shall occur no later than one (1) year after the Closing Date. The parties’ obligations under this Section 3(d) shall survive the Closing.

4. Representations, Warranties and Covenants of Seller. Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date that:

a. Seller has full and lawful right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder.

b. The execution of this Agreement and all documents and instruments executed pursuant to this Agreement by Seller, the delivery thereof to Purchaser, Seller’s performance hereof and the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller a id do not conflict with or result in a violation of any judgment, order or decree of any court or proceeding to which Seller is a party, and all such documents are valid and binding obligations of Seller and are enforceable in accordance with their terms.

c. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of the Property or all, or substantially all, of Seller’s other assets, (iv) suffered the attachment or other judicial seizure of any of the Property o: all, or substantially all, of Seller’s other assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

d. Seller is duly organized and validly existing and in good standing under the laws of its state of its formation. Seller further represents and warrants that this Agreement and all documents executed by Seller that are to be delivered to Purchaser at the Closing: (i) are, or at the time of such Closing will be, duly authorized, executed and delivered by Seller, (ii) do not, and at the time of the Closing, will not, violate any provision of any agreement or order to which Seller is a party or to which Seller or the Property is subject, and (iii) constitute (or in the case of documents executed by Seller that are to be delivered to Purchaser will constitute) a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

e. There is currently no litigation, bankruptcy or other proceeding pending in any manner affecting the Property.

f. Seller has not received any written notice from any person or governmental authority regarding any pending or threatened condemnation of the Property or any part thereof and to Seller’s knowledge, there is no pending or threatened condemnation of the Property or any part thereof.

g. Other than the Lease and the Permitted Exceptions (as hereinafter defined), there are no contracts or agreements affecting the Property that will be binding on Purchaser or the Property from and after the Closing. No security deposits are held by or on behalf of Seller on account of the Lease.

h. Seller has not received written notice of any litigation that is pending or threatened with respect to the Property and to Seller’s knowledge there is no litigation that is pending or threatened with respect to the Property.

i. Seller has not received any notice from any person or governmental authority that all or any portion of the Property is in violation of any applicable order, building codes or any applicable environmental law (relating to clean-up or abatement), zoning law or land use law, or any other applicable local, state or federal law or regulation relating to the Property and, to the best of Seller’s knowledge, no such violations exist. The zoning of the Property permits the improvements on the Premises and the use of the Property under the Lease and there is no pending rezoning.

j. Except for Tenant’s right of first offer (as described at Section 11.1.1. hereof), Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee interest in any portion of the Property.

k. To the Seller’s knowledge,: (A) the Property is now free from contamination by Hazardous Materials (as hereinafter defined), the Property and the activities conducted thereon as of the Effective Date and as of the date of the Closing do not violate any law, and there is no evidence of a release of Hazardous Materials at the Property; (B) there has been no generation, treatment, or storage of any Hazardous Materials at the Property nor any activity at the Property which could have produced Hazardous Materials; (C) there are no surface impoundments, lagoons, waste piles, landfills, injection wells, underground storage areas, tanks, storage vessels, drums, containers, or other man-made facilities at the Property which may have accommodated Hazardous Materials at the Property; (D) neither Seller nor anyone else has stored, placed, buried, or released Hazardous Materials at the Property; (E) there has been no treatment, storage, or release of any Hazardous Materials on land adjacent or near to the Property’, (F) no inspection, audit, inquiry, or other investigation has been or is being conducted by anyone with respect to the presence or discharge of Hazardous Materials at the Property; (G) Seller has not received notice that any such inspection, audit, inquiry, or investigation is pending or proposed; and (H) neither Seller nor, to the Seller’s knowledge, any previous owner of the Property has received any warning, notice, notice of violation, administrative complaint, judicial complaint, or other form or informal notice or request for information alleging that Hazardous Materials have been stored or released at the Property, that conditions at the Property are in violation of any law, or requesting information regarding the use, storage, release, or potential release of Hazardous Materials at the Property. “Hazardous Materials” shall mean materials, wastes or substances that are (A) included within the definition of any one or more of the terms “hazardous substances”, “hazardous materials”, “toxic substances”, “toxic pollutants” and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401; et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.) and the regulations promulgated pursuant to such laws, (B) regulated, or classified as hazardous or toxic, under federal, state or local environmental laws or regulations, (C) petroleum, (D) asbestos or asbestos-containing; materials, (E) polychlorinated biphenyls, (F) flammable explosives or (G) radioactive materials; provided, however, that the representations and warranties set forth in this Section 4.k. shall be subject to, and shall not be in any manner applicable to: (i) such conditions as are revealed or otherwise set forth in that certain “Phase I Environmental Site Assessment Report Lot 3 In Cranberry Woods Office Park, Cranberry Township, Butler County, Pennsylvania”, dated August 11, 2009, prepared by Civil & Environmental Consultants, Inc. and identified as CEC Project 090-527.0009; which Report shall be delivered to Purchaser as part of the Documents (as hereinafter defined); (ii) such quantities of Hazardous Materials maintained at the Property in compliance, in all material respects, with applicable law and which are reasonably necessary for Seller’s or Seller’s tenant’s operations at the Property; and/or (iii) those conditions to be set forth on Exhibit G hereof.

l. There are no maintenance, service or other contracts relating to the operation of the Property in Seller’s name which will become the obligation of Purchaser upon the Closing.

m. Seller and Tenant, as applicable, have all licenses, approvals, permits, easements, and rights of way, including proof of dedication, building permits, and occupancy permits that are required from any governmental authority having jurisdiction over the Property or from private parties, in order to operate the improvements on the Premises in accordance with the Records and Plans and to use the Property as contemplated in the Lease and to ensure adequate vehicular and pedestrian access to the Property;

n. There are no unpaid or partially paid bills outstanding for work done to the Property by or on behalf of Seller, nor are there any mechanic’s liens claimed or filed against the Property in connection with said work except as may otherwise constitute Permitted Exceptions. Seller has received no written notice of any mechanic’s liens to be filed against the Property.

o. All utility services to the Property are in the name of Tenant, and all utility charges in connection therewith, are payable by Tenant under the Lease.

p. Except as otherwise disclosed by virtue of the Estoppel Certificate (as defined at Section 11.1.g. hereof (i) The Lease sets forth the entire agreement between Seller and Tenant with respect to the Property; (ii) the Lease is in full force and effect and has not been amended, modified or assigned except as disclosed in writing to Purchaser; (iii) Tenant has accepted possession of the Property and presently occupies it, and is paying rent on a current basis; (iv) no rentals or other amounts payable under the Lease are accrued or unpaid by Tenant; (v) Seller, and to the best knowledge of Seller, Tenant, are not in default in the performance of the Lease, and have not committed any breach of the Lease which has not been cured, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a current default or breach by Landlord or tenant as applicable; and (vi) no notice of default has been sent or received by Landlord.

Whenever the term “Seller’s knowledge” is used in this Section 4, such term shall be deemed to refer solely to the actual knowledge of Martin L. Herman. The term “Seller’s knowledge” shall mean such knowledge that actually exists as of the Effective Date, and shall not be deemed to impose upon the Seller any duty to investigate, inquire or conduct any due diligence with respect to the representation or warranty to which such term relates; provided however, Seller represents and warrants to Purchaser that such individual is the person most knowledgeable within the organization of Seller as to the matters set forth herein.

Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Section 4, the Property is to be sold to and accepted by Purchaser “as is” and “where is,” with all faults, if any, and Seller does hereby disclaim any and all, and makes no representations or warranties, express or implied of any kind to Purchaser, including, without limitation, warranties relating to the physical condition or habitability of the Property, the habitability of the Property, its suitability for any particular purpose, or otherwise relating to the title of the Property. Purchaser covenants, represents and warrants that (i) Purchaser shall, as of Closing inspected or shall have had the right to inspect the Property and all matters relating thereto which Purchaser desires; (ii) neither Seller nor anyone on Seller’s behalf has made, or is making, any warranties or representations respecting the Property other than those expressly set forth in this Section 4; and (iii) except for the representations and warranties expressly set forth in this Agreement, Purchaser is relying solely on its own investigation of the Property and all matters pertaining thereto, including but not limited to its environmental condition.

All representations and warranties of Seller, as set forth in this Section 4, shall survive the Closing and conveyance of title to the Property for a period of one (1) year, but only as to the status of facts existing as of the time of Closing, it being understood that Seller has made no representation or warranty that applies to changes or other matters occurring after the Closing Date. All such representations and warranties shall be deemed repeated on the Closing Date; provided, however, that if Purchaser shall actually discover prior to Closing that any of the representations set forth by Seller herein were untrue when made, or have become untrue prior to Closing, then, if Purchaser shall proceed with the consummation of the purchase and sale of the Property pursuant to this Agreement, Purchaser shall be deemed to have waived any claim of breach that Purchaser may have against Seller with respect to any such representation set forth herein. Purchaser shall promptly notify Seller if Purchaser becomes aware that any of the representations or warranties which Seller has made in this Agreement shall be or become untrue or misleading in any respect.

5. Representations, Warranties and Covenants of Purchaser. The Purchaser hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date that:

a. Purchaser has full and lawful right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder.

b. The execution of this Agreement and all documents and instruments executed pursuant to this Agreement by Purchaser, the delivery thereof to Seller, Purchaser’s performance hereof and the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser and do not conflict with or result in a violation of any judgment, order or decree of any court or proceeding to which Purchaser is a party and all such documents are valid and binding obligations of Purchaser and are enforceable in accordance with their terms.

c. Purchaser is duly organized and validly existing and in good standing under the laws of its state of its formation. Purchaser further represents and warrants that this Agreement and all documents executed by Purchaser that are to be delivered to Seller at the Closing: (i) are, or at the time of such Closing will be, duly authorized, executed and delivered by Purchaser, (ii) do not, and at the time of the Closing will not, violate any provision of any agreement or order to which Purchaser is a party or to which Purchaser is subject, and (iii) constitute (or in the case of documents executed by Purchaser that are to be delivered to Seller will constitute) a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

All representations and warranties of Purchaser, as set forth in this Section 5, shall survive the Closing and conveyance of tile to the Property for a period of one (1) year, but only as to the status of facts existing as of the time Closing, it being understood that Purchaser has made no representation or warranty that applies to changes or other matters occurring after the Closing Date. All such representations and warranties shall be deemed repeated on the Closing Date; provided, however, that if Seller shall actually discover prior to Closing that any of the representations set forth by Purchaser herein were untrue when made, or lave become untrue prior to Closing, then, if Seller shall proceed with the consummation of the purchase and sale of the Property pursuant to this Agreement, Seller shall be deemed to have waived any claim of breach that Seller may have against Purchaser with respect to any such representation set forth herein. Seller shall promptly notify Purchaser if Seller becomes aware that any of the representations or warranties which Purchaser has made in this Agreement shall be or become untrue or misleading in any respect.

6. Reserved.

7. Due Diligence Investigation of the Property. From and after the Effective Date, Seller grants to Purchaser and its agents and representatives the right to access the Property; and

Purchaser may, at its sole cost and expense through. its agents and representatives, conduct a physical inspection of the Property including, without limitation, environmental and hazardous waste and substance investigations, and such other engineering and mechanical inspections and investigations as Purchaser may reasonably require; all of which inspections and related activities shall be performed by Purchaser in accordance with, and subject to the terms and conditions of, that certain License Agreement to be executed by Purchaser contemporaneously herewith (as attached hereto as Exhibit C and made a part hereof, the “License Agreement”). In the event that the parties do not consummate Closing hereunder, then, upon Seller’s written request, Purchaser shall provide Seller, without representation or warranty whatsoever, with copies of the final versions of any third party reports or tests, including without limitation the Title Commitment, Survey, (as such terms are defined below) and any and all written reports obtained in connection with the, investigations performed by Purchaser pursuant to this Section 7; which obligation of Purchaser shall survive the termination or expiration of this Agreement.

8. Title and Survey.

a. Purchaser, at Purchaser’s expense, shall obtain a commitment for title insurance (the “Commitment”) covering i he Premises, issued by the Title Company, committing; to issue an ALTA owner’s title policy for the Property to Purchaser at Closing. Purchaser may obtain a survey of the Property, certified to Purchase r and such other parties as Purchaser deems appropriate, prepared and sealed by a licensed surveyor or engineer (the “Survey”).

b. Purchaser shall have until the date that is twenty (20) days following the Effective Date (the “Title Contingency Date”) within which to review the Commitment and any Survey, and to deliver to Seller in writing such objections (collectively, Purchaser’s “Title Objections”) as Purchaser may have to any monetary liens and encumbrances applicable to the Property, such as mortgages, judgment, liens for delinquent real estate taxes, attachments, lien claims or other liens or encumbrances of a definite and ascertainable amount which may be removed by the payment of money (collectively, “Monetary Encumbrances”). All items or conditions set forth or otherwise contained in the Title Commitment and/or Survey, except for such Monetary Encumbrances, shall be “Permitted Exceptions” (herein so called) for purposes of this Agreement, it being acknowledged and agreed by Purchaser that Seller shall have no obligation to cure any items or conditions set forth or otherwise contained in the Title Commitment and/or Survey except with regard to any applicable Monetary Encumbrances that Seller is obligated to discharge, satisfy or release pursuant to Section 12.1.b. of this Agreement. In the event hat Seller is obligated to discharge, satisfy or release any Monetary Encumbrances pursuant to this Agreement, then Seller shall have the option to extend the Closing for up to thirty (30) business days in order to allow Seller to effectuate such cure (the “Title Cure Period”).

c. If the title policy or an updated Commitment or Survey, as of the Closing Date, discloses additional material non-monetary restrictions or limitations which have arisen or been placed of record not due to Seller’s actions subsequent to Purchaser’s review of the Commitment as provided for in subsection (b) above, and Purchaser objects to any such restrictions or limitations, then Purchaser shall give written notice thereof to

Seller within five (5) days of obtaining knowledge thereof. Seller may, but shall not be obligated, to cure any such restriction or limitation, and Seller shall have the option to extend the Closing for the Title Cure Period in order to allow Seller to effectuate such cure. Should Seller not elect to cure prior to Closing or within the Title Cure Period, then Purchaser, by reason thereof, may cancel this Agreement by giving written notice thereof to Seller to such effect, and upon the giving of such notice, the Earnest Money Deposit shall be refunded to Purchaser, and thereupon this Agreement shall become null and void and of no further force or effect.

9. Reserved.

10. Closing.

a. Closing Date. The closing (the “Closing”) of the purchase and sale of the Property shall take place through mail with the Title Company acting as escrow agent, or at such other place as shall be agreed by the parties, and shall occur on the later of: (i) the date that is sixty (60) calendar days after the Effective Date:, (ii) the expiration of the Title Cure Period; or (iii) the date that is five (5) business days after Purchaser’s receipt of the Estoppel Certificate (as hereinafter defined) and the SNDA (such date, or such other date as shall be agreed by the parties, or as shall be established by extension pursuant to Section 10.b. below, being designated as the “Closing Date”). Notwithstanding the foregoing, Purchaser shall have the option to extend the Closing Date for thirty (30) calendar days (“Closing Date Extension”) by providing written notice to Seller of its election to extend the Closing Date and depositing with the Title Company an extension deposit of Fifty Thousand and no/100 Dollars ($50,000.00); which extension deposit shall be treated as part of the Earnest Money Deposit for all purposes under this Agreement.

b. Financing Extension. Purchaser shall be entitled to extend the Closing Date, pursuant to the terms and conditions set forth in this Section 10.6. for four (4) consecutive periods of thirty (30) calendar days each (each, a “Financing Extension Period”), solely for the purpose of procuring its acquisition financing for the Property (the “Financing”); provided, however, that each such extension of the Closing Date shall be effective only upon: (a) Purchaser’s provision of written notice of such extension to the Seller prior to the then-scheduled Closing Date; and (b) Purchaser’s payment to Seller of the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) prior to each such extension (each an “Extension Fee”); provided, however, that no such Extension Fee shall be due from Purchaser in connection with the first such extension of the Closing Date. Notwithstanding the foregoing, Purchaser’s right to extend the Closing Date pursuant to this Section 10.b. shall be limited solely to an event where Purchaser’s lender is then unable or unwilling to extend the Financing; it being agreed by Seller that, except as otherwise expressly set forth in this Agreement, all other contingencies to Closing, of every type or nature, shall be deemed completed and satisfied as of the Effective Date. Except as otherwise specifically set forth in this Agreement, all Extension Fees shall be treated as part of the Earnest Money for all purposes under this Agreement. Buyer hereby agrees to pursue the Financing in good faith and with all reasonable diligence. In the event that at any time Purchaser exercises its right to a Closing Date Extension pursuant to Section 10.a above, Purchaser shall only be entitled to exercise a total of three (3) Financing Extension Periods in addition to the Closing Date Extension.

c. Possession. At Closing, Seller shall deliver possession of the Property to Purchaser in such condition as shall be expressly required pursuant to this Agreement.

d. Miscellaneous Closing Documents. In addition to such documents as shall be delivered by Seller in accordance with Section 11.1 hereof, Seller shall reasonably cooperate with Purchaser in delivering any other documents reasonably required by the Title Company to be delivered by Seller, or necessary to implement and effectuate the Closing hereunder, including, without limitation, documents, consents and approvals from Seller, in commercially-reasonable form satisfactory to Purchaser.

e. Failure to Close. Except as otherwise expressly set forth in this Agreement (including, without limitation pursuant to Section 18 hereof), in the event that the parties fail to consummate Closing hereunder, then, effective as of the day following the Closing Date, this Agreement shall be deemed terminated and of no further force or effect, the Earnest Money Deposit shall be paid to Seller, and both parties shall be released from all further obligations under this Agreement that are not otherwise expressly made to survive such termination.

11. Closing Obligations.

11.1. Seller’s Obligations at Closing. At Closing, Seller shall, in addition to any other obligations of Seller as set forth in this Agreement, deliver or cause to be delivered to Purchaser, the following items, all of which shall be duly executed and acknowledged in recordable form, where appropriate:

a. Deed. A special warranty deed conveying fee simple title to the Property to Purchaser subject only to: (i) taxes for the year of Closing, assessments, improvement liens and similar matters to be prorated between the parties at Closing; (ii) rights of parties in possession under the Lease; (iii) any matters created by or with the written consent of Purchaser; and (iv) such other matters not listed above as may constitute Permitted Exceptions:,

b. Assignment and Assumption of the Lease. A counterpart of an assignment and assumption of the Lease, in substantially the form attached hereto as Exhibit D;

c. Bill of Sale and Assignment. A counterpart of a bill of sale and assignment conveying title, and otherwise assigning; Seller’s interest, in and to the Intangible Property to Purchaser, in substantially the form attached hereto as Exhibit E;

d. Releases. Written release of any liens security interests, UCC financing statements, mortgages or deed of trust, mechanic’s liens or other encumbrances affecting the Property that do not constitute Permitted Exceptions, as expressly required of Seller pursuant to Section 8 hereof;

e. Seller’s Affidavit. A Seller’s Affidavit customarily used by the Title Company, covering parties in possession and mechanic’s liens;

f. Non-Foreign Seller Affidavit. An affidavit of Seller in form and substance satisfactory to Purchaser setting forth Seller’s United States taxpayer identification number and certifying that Seller is not a foreign person as that term is used and defined in Section 1445 of the United States Internal Revenue Code;

g. Original Estoppel Certificate. An original of an estoppel certificate from Tenant, dated no more than thirty (30) days prior to the Closing Date, in such form as shall be reasonably approved by Purchaser and Purchaser’s lender (the “Estoppel Certificate”);

h. Original SNDA. An original of a Subordination Non-Disturbance and Attornment Agreement, in such form as shall be reasonably approved by Purchaser and Purchaser’s lender (the “SNDA”);

i. Original Lease. An original of the Lease, Lease Amendment and Guaranty (as hereinafter defined);

j. Proof of Insurance. A Certificate of Insurance from Tenant naming Purchaser and Purchaser’s lender as an additional insured on the policies of insurance required to be carried by Tenant pursuant to the Lease and otherwise in a form reasonably approved by Purchaser and its lender (the “Insurance Certificates”);

k. Intangible Property. Original versions of the Intangible Property, to the extent in Seller’s possession or control:

l. Waiver. An original of waiver, executed by Tenant, of that certain right of first offer afforded to Tenant pursuant to Section 45 of the Lease (the “Waiver”);

m. Notice to Tenant. A notice letter to Tenant advising Tenant of the assignment of the Lease; and

n. Guaranty. A guaranty agreement, in the form attached hereto as Exhibit F or such other form as shall be approved by Purchaser and Purchaser’s lender, pursuant to which the Tenant’s obligations under the Lease shall, as of Closing, be guaranteed by Westinghouse Electric UK Holdings Limited and TSB Nuclear Energy USA Group, Inc. (the “Guaranty”);

o. Amendment to Lease. An amendment to the Lease, in such form as shall be approved by Purchaser and Purchaser’s lender, pursuant to which: (i) the base rent payable by Tenant under the Lease shall be adjusted; (ii) the Guaranty shall be incorporated and acknowledged; and (iii) Tenant’s Waiver shall be incorporated and acknowledged (the “Lease Amendment”); and

11.2. Purchaser’s Obligations at Closing. At Closing, Purchaser shall, in addition to any other obligations of Purchaser as set forth in this Agreement, deliver or cause to be delivered to Seller, the following items, all of which shall be duly executed and acknowledged in recordable form, where appropriate:

a. Purchase Price. The balance of the Purchase Price (less the Earnest Money Deposit) to Seller by cashier’s check or by federal wire transfer (subject to adjustment and proration as hereinbefore provided);

b. Assignment and Assumption of Lease. A counterpart of the assignment and assumption of the Lease, in substantially the form attached hereto as Exhibit D;

c. Bill of Sale and Assignment. A counterpart of a bill of sale and assignment conveying title, and otherwise assigning, Seller’s interest, in and to the Personal Property arid Intangible Property to Purchaser in the form attached hereto as Exhibit E; and

d. Miscellaneous. Any other documents required by this Agreement or the Title Company to be delivered by Purchaser or necessary to implement and effectuate the Closing hereunder, including, without limitation, documents, consents and approvals from Purchaser satisfactory to Seller.

12. Closing Conditions.

12.1. Conditions Precedent to Purchaser’s Obligations. Unless all of the following conditions are timely satisfied (or waived by Purchaser in its sole discretion), then a condition precedent to Purchaser’s obligations under this Agreement shall have failed:

a. Seller’s Delivery of Closing Documents. Each of the documents required to be delivered by Seller pursuant to Section 11.1 shall have been timely delivered as provided therein;

b. Title Cure. Seller shall have discharged, satisfied or released, on or prior to Closing, at Seller’s sole cost and expense, all Monetary Encumbrances;

c. Representations, Warranties and Covenants of Sellers. Seller’s representations and warranties, as set forth at Section 4, shall be true and correct in all material respects as of the Closing Date; and

d. No Default. There shall have occurred and be continuing no Seller Event of Default (as defined in Section 18 hereof).

12.2. Conditions Precedent to Seller’s Obligations. Unless all the following conditions are timely satisfied (or waived by Seller in its sole discretion), as evidenced by delivery of written notice thereof to Purchaser, then a condition precedent to Seller obligations under this Agreement shall have failed:

a. Delivery of Funds. Prior to the Closing Date, Purchaser shall have delivered the balance of the Purchase Price to the Title Company plus the costs, expenses and prorations (if any) required to be paid by Purchaser hereunder;

b. Purchaser’s Delivery of Closing Documents. Each of the documents required to be delivered by Purchaser pursuant to Section 11.2 shall have been timely delivered as provided therein; and

c. Representations and Warranties and Covenants of Purchaser. Purchaser shall have performed the covenants and agreements to be performed by Purchaser hereunder by the time and in the manner required by the terms of this Agreement, and Purchaser’s representations and warranties shall be true and correct in all material respects as of the Closing Date.

12.3. Failure of Conditions Precedent.

a. Failure by Seller. If any condition precedent set forth at Section 12.1 is not satisfied by Seller (or otherwise waived by Purchaser) on or before the Closing Date, Purchaser may, at its option: (i) extend the Closing Date to allow Seller (at Sellers’ option) a sufficient time within which to cure or satisfy any such condition, (ii) waive such condition and proceed to Closing, (iii) upon ten (10) business days’ notice to Seller, proceed pursuant to Section 18 hereof.

b. Failure by Purchaser. If any condition precedent set forth at Section 12.2 is not satisfied by Purchaser (or otherwise waived by Seller) on or before the Closing Date, Seller may, at its option: (i) extend the date for Closing to allow Purchaser (at Purchaser’s option) a sufficient time within which to cure or satisfy any such condition (ii) waive such condition and proceed to Closing, (iii) upon ten (10) business days’ notice to Purchaser, terminate this Agreement, whereupon the Earnest Money Deposit shall be paid to Seller, and neither party shall have any further obligation or liability hereunder except for those obligations which expressly survive the termination of this Agreement; or (iv) if the failure of the condition constitutes an Event of Default by Purchaser hereunder, proceed pursuant to Section 18.

13. Seller’s Covenants Regarding Operation of the Property Through the Closing Date. From and after the Effective Date and through the Closing Date, Seller shall:

a. Maintain (to the extent Seller is required to do so under the Lease), or use commercially reasonable efforts pursuant to the Lease to cause Tenant to maintain, all existing insurance policies affecting the Property in full force and effect;

b. Maintain (to the extent Seller is required to do so under the Lease) or cause Tenant to maintain the Property in such condition so that the Property shall be in substantially the same condition on the Closing Date as on the Effective Date, reasonable wear and tear and the occurrence of any damage or destruction to the Property by casualty or other causes or events beyond the control of Seller excepted;

c. Not extend, renew, modify or replace the Contracts (if any) or enter into any new contract regarding the Property without the prior written consent of Purchase; provided that any new contract, by its terms, is terminable on or before the Closing Date;

d. Not, without the prior written consent of Purchaser, place any additional liens, encumbrances, covenants, conditions, easements, or rights of way on the Property;

e. Not modify, extend, terminate or otherwise change any terms, covenants or conditions of the Lease or enter into or approve any new leases, subleases, licenses or other occupancy agreements affecting the Property without the prior written consent of Purchaser;

f. Promptly notify Purchaser of any material change in any condition of the Property of which Seller is aware.

Seller shall request Purchaser’s written consent before taking any action contrary to the agreements set forth in this Section 13 (a “Contrary Action”); provided that should Purchaser fail to either give or expressly refuse such written consent within five (5) business days of receiving the written request therefor from Seller, such consent shall conclusively be deemed to have been given. Purchaser’s consent to any such Contrary Action may be withheld only upon reasonable grounds until the Contingency Date; thereafter, Purchaser may withhold such consent in its sole discretion.

14. Eminent Domain.

a. Commencement of Action. In the event that at any time prior to the Closing, any notice of or proceeding shall be commenced or consummated for the taking of all or any part of the Property for public or quasi-public use pursuant to the power of eminent domain or otherwise, Seller shall promptly give written notice thereof to Purchaser.

b. Purchaser’s Option to Cancel. The commencement or completion of any such proceeding shall have no effect on this Agreement unless Purchaser, by reason thereof, elects at its option, within ten (10) business days after receipt by it of Seller’s notice of such taking, to cancel this Agreement by giving written notice thereof to Seller to such effect, and upon the giving of such notice, the Earnest Money Deposit with interest thereon shall be refunded to Purchaser, and thereupon this Agreement shall become null and void and of lo further force or effect, with neither party having any further rights or liabilities hereunder, except or those obligations which expressly survive the termination of this Agreement. If applicable, the Closing Date shall be extended for up to ten (10) business days in order to afford Purchaser the full ten (10) business day period in which to elect whether to proceed to Closing or terminate this Agreement.

c. Purchaser’s Right to Purchase. If Purchaser shall elect to proceed with the performance of this Agreement, notwithstanding the commencement of any such proceedings described herein, or the completion of any such taking, then Seller shall assign any and all awards and other compensation for any such taking to Purchaser, and Seller shall convey all or such portion of the Property, if any, as shall be left after such taking in accordance with the terms of this Agreement; whereupon Purchaser shall not then be able; to seek any other damages or compensation from Seller.

15. Risk of Loss or Damage. The risk of loss or damage to the Property by fire or otherwise, is assumed by Seller until Closing of this transaction. In the event of such loss or damage requiring One Hundred Thousand and 00/100 Dollars ($100,000.00) or more to repair such damage, as determined by an adjuster reasonably acceptable to Purchaser and Seller (the “Repair Estimate”), the Purchaser may, at Purchaser’s option (elected by written notice to Seller within ten (10) business days following Purchaser’s receipt of the Repair Estimate), (a) terminate this Agreement and secure an immediate refund of the Earnest Money Deposit and interest thereon, or (b) purchase the Property as is in which event all insurance proceeds and any deductible applicable thereto shall be paid to Purchaser; provided, however, that: (i) any such assignment of casualty insurance proceeds shall not exceed the Repair Estimate; (ii) in no event shall Seller be obligated to pay any amount by which the Repair Estimate exceeds the insurance proceeds and the deductible; and (iii) Purchaser shall not then be able to seek any other damages or compensation from Seller. In the event of any casualty other than as described above, the parties shall proceed to Closing in accordance with subsection (b) of this Section 15.

16. Notices. Any notice, request, approval, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at Closing, shall be in writing, and shall, subject to Section 19(e), be deemed to have been given and received upon: (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile transmission (as evidenced by electronic confirmation of transmission generated by the sender’s facsimile machine), (c) the next business day, if delivered by express delivery service or overnight courier service, or (d) the third business day following the day of deposit of such notice in registered or certified mail, return receipt requested. Notices shall be provided to the addresses (or facsimile numbers, as applicable) specified below:

If to Seller	Cranwoods-WST, Ltd.
1468 West Ninth Street, Suite 135
Cleveland, OH 44113
Attn: Chief Investment Officer
Facsimile: (216) 566-7579

With a copy to:	Thorp Reed & Armstrong, LLP One
Oxford Centre, 15th Floor
301 Grant Street
Pittsburgh, PA 15219
Attn: Jeffrey J. Conn, Esq.
Facsimile: (412) 394-2525

If to Purchaser:	Westgate North LLC
521 Fifth Avenue, 24th Floor
New York, NY 10017
Attn: Moishie M. Klein, Esq.
Facsimile: (732) 942-9998

The parties may change their respective addresses and/or telefax/telecopy numbers for the receipt of notice hereunder by giving notice thereof to the other party in accordance herewith.

17. Brokers’ Commissions. Except with respect to Jones Lang LaSalle, representing Seller (“Seller’s Broker”), and MSR Realty Corp. representing Purchaser (the “MSR Broker”), Seller and Purchaser hereby represent and warrant to the other party that, in connection with this transaction, no other third-party broker or finder has been engaged or consulted by it or through such party’s actions (or claiming through such party) is entitled to compensation as a consequence of this transaction. At Closing, Seller shall remit a commission due and payable to Seller’s Broker, and to MSR Broker, pursuant to separate agreements between the parties. Seller and Purchaser hereby agree to indemnify, defend and hold the other party harmless against any and all claims of brokers, finders or the like, and against the claims of all third parties, other than the Seller’s Broker and MSR Broker, respectively, claiming any right to commission or compensation by or through acts of the indemnifying party or its partners, agents or affiliates in connection with this Agreement. The indemnifying party’s indemnity obligations shall include all damages, losses, costs, liabilities and expenses, including reasonable attorneys’ fees and litigation costs, which may be incurred by the other party. The provisions of this Section 17 shall survive the Closing.

18. Defaults and Remedies.

a. Default by Seller. Except where due to the occurrence of a Section 19.n. Force Majeure event or an Event of Default by Purchaser, in the event that: (i) Seller’s fails to satisfy any condition precedent set forth at Section 12.1(a), 12.1 (b) or 12.1(c) hereof, and Seller shall not have cured said failure within ten (10) business days after written notice thereof from Purchaser, then such failure shall constitute an “Event of Default” by Seller hereunder. In the Event of Default by Seller, as defined pursuant to this Section 18, Purchaser shall be entitled to either: (a) terminate this Agreement by written notice to Seller within ten (10) days of the occurrence of the Event of Default, in which event Purchaser shall be entitled to receive an immediate refund of the Earnest Money Deposit, together with reimbursement from Seller of all of Purchaser’s out-of-pocket costs and expenses, including without limitation reasonable legal fees and expenses, actually incurred in connection with: (i) its due diligence investigations; (ii) the Survey (ii) the Title Commitment; (iv) Purchaser’s proposed financing of the acquisition of the Property; and (v) all other costs incurred by Purchaser in connection with the negotiations or performance of this Agreement; or (b) pursue specific performance of this Agreement against Seller; provided, however, that Seller shall not be entitled to pursue such specific performance in the event that the subject Event of Default arose out of Seller’s failure to deliver to Purchaser at Closing those items required pursuant to Sections 11.1(g), (h), (i), (j), (1), (n) and/or (o) hereof.

b. Default by Purchaser. Except where due to the occurrence of a Section 19.n. Force Majeure event or an Event of Default by Seller, the following shall constitute Events of Default by the Purchaser pursuant to this Agreement: (i) Purchaser shall fail to fully and timely perform any of Purchaser’s monetary obligations arising under this Agreement, including without limitation the timely deposit of the Earnest Money Deposit, where such failure continues for five (5) business days after the date when due; (ii) Purchaser shall fail to fully and timely perform any of Purchaser’s material, nonmonetary obligations arising under this Agreement, where such failure continues for ten (10) business days after Purchaser’s receipt of written notice from Seller of such default; or (iii) Purchaser otherwise fails to complete the acquisition of the Property on the Closing Date.

In the Event of Default by Purchaser hereunder, the Earnest Money Deposit and any interest thereon shall be paid to Seller as liquidated damages (and not as a penalty) as Seller’s sole and exclusive remedy for such default, it being mutually acknowledged and agreed that the amount of Seller’s damages for Purchaser’s default would he difficult or impossible to ascertain in advance and that the amount of the Earnest Money Deposit constitutes a reasonable approximation thereof. Seller hereby specifically waives any and all rights which it may have to damages or specific performance as a result of any Event of Default by Purchaser under this Agreement.

19. Miscellaneous.

a. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

b. Assignment. Purchaser may assign this Agreement without Seller’s prior consent, provided that Purchaser shall bear sole responsibility for any and all state, county and municipal documentary and transfer taxes and related surtax related in any manner to such assignment. If the assignment by Purchaser occurs after the deposit of the Earnest Money Deposit, Purchaser shall be released from any further liability hereunder. In no event shall any assignment of this Agreement prior to the deposit of the Earnest Money Deposit release the Purchaser from its obligations hereunder and, upon any breach or default by any assignee pursuant to this Agreement prior to the deposit of the Earnest Money Deposit, the Seller may enforce its rights, directly against the assignor without making the assignee a party to such action or proceeding.

c. Confidentiality. The parties each agree that they will keep confidential any information designated as such by the other or not otherwise publicly available which is derived from access, investigation or information furnished by either party in connection with this Agreement, including the negotiations conducted in connection herewith, and, if the transactions contemplated hereby are not consummated, will promptly return to the other all such information and will not thereafter use such information; provided that such confidentiality obligations shall not preclude a party from delivering such information to its potential investors or attorneys, lenders and consultants hired in connection with this transaction or as otherwise required by law.

d. Construction. The terms and provisions of this Agreement represent the results of negotiations between Seller and Purchaser, each of which are financially sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its/his/her own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Seller and Purchaser each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed Agreement or any earlier draft of the same. The parties agree that, regardless of which party provided the initial form of this Agreement, drafted or modified one or more provisions hereof, or compiled, printed or copied this Agreement, this Agreement shall be construed solely as an offer to purchase from Purchaser, executed by Purchaser and provided to Seller for acceptance on the terms set forth herein, which acceptance and the existence of a binding agreement between Purchaser and Seller shall be evidenced by the execution hereof by Seller.

e. Exhibits/Time Periods. Any reference herein to any exhibits, addenda or attachments refers to the applicable exhibit, addendum or attachment that is attached to this Agreement, and all such exhibits, addenda or attachments shall constitute a part of this Agreement and are expressly made a part hereof. If any date, time period or deadline hereunder falls on a weekend or a state or federal holiday, then such date shall be extended to the next occurring business day.

f. Agreement Separable. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in fall force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.

g. Counterparts. This Agreement may be executed in any number of counterparts, each of which will, for all purpc6es, be deemed to be an original, and all of which are identical.

h. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

i. Survival. All representations, covenants and agreements of the parties which, by the express context of this Agreement, are to be performed after or are to survive the termination of this Agreement or the Closing, shall, as the case may be, survive the Closing or the termination of this Agreement for the period expressly provided for in this Agreement.

j. Entire Agreement. This Agreement constitutes the entire agreement between Seller and Purchaser, and there are no other covenants, agreements, promises, terms and provisions, conditions, undertakings or understandings; either oral or written, between them concerning the Property other than those herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding won Seller or Purchaser unless in writing and signed by both Seller and Purchaser.

k. Time is of the Essence. Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

l. Attorneys’ Fees. In any action or litigation between Purchaser and Seller as a result of failure to perform or default under this Agreement, the prevailing party shall be entitled to recover such reasonable attorneys’ fees and court costs as may be awarded by the court. As used herein the term “prevailing party” shall be the party to such litigation which receives whether by settlement or judgment substantially the relief prayed for in such litigation. This provision shall survive Closing or any termination of this Agreement.

m. 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended ( the “Code”), provided that: (i) the non-exchanging party shall be provided no less than five (5) days’ prior written notice of such Exchange, and the Closing shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of the exchange be a condition precedent or condition subsequent to either party’s obligations under this Agreement; (ii) the exchanging party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; and (iii) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property For purposes of consummating the Exchange. The non-exchanging party shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with §1031 of the Code. The cooperating party shall not be required to incur any liability with respect to any exchanged property, nor incur any other monetary liabilities or costs or expenses of any type, when participating in the exchange.

n. Force Majeure. Purchaser and Seller shall be excused for the period of any delay in performance of any obligations hereunder by reason of labor disputes, civil disturbance, war, war-like operations, invasions, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fires or other casualty, inclement or adverse weather of unusual amount or duration for the subject season, or acts of God In order to be entitled to an excuse for any delay or failure to perform under this Agreement pursuant to this Section, the party claiming such excuse shall promptly give written notice to the other party hereto of any event or occurrence which the notifying party asserts to be within the contemplation of this Section 6.18 and shall exercise all reasonable efforts to remove the cause of such delay.

o. Allocation of Liability. It is expressly understood and agreed that Seller shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities, and expenses arising out of events, contractual obligations, acts, or omissions of Seller that occurred in connection with the ownership or operation of the Property prior to the Closing, and Purchaser shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of Purchaser that occur in connection with the ownership or operation of the Property after the Closing.

p. No Personal Liability. Seller and Purchaser agree that there shall be absolutely no personal liability on the part of any shareholder, director, officer, employee or agent of any Sellers and Purchaser or their Affiliates with respect to any of the terms, covenants and conditions of this Agreement. For purposes of this Section, “Affiliate” means any entity or person, as applicable, controlling, controlled by or under common control with the person or entity in question.

q. Nonrecordation. The parties hereto agree that neither this Agreement nor any notice or memorandum thereof shall be recorded in any public records. Violation of this provision shall constitute an Event of Default hereunder.

r. Offer and Acceptance. This Agreement, as signed and submitted by either party, shall constitute an offer, which shall automatically expire on August 19, 2011 at 5:00 p.m. EST unless accepted fully executed and delivered by both parties prior thereto.

s. Prior Agreement. The parties agree and acknowledge that, as of the Effective Date, this Agreement shall supersede the terms of that certain Purchase Agreement entered into by the parties and dated as of August 10, 2011 (the “Prior Agreement”); which Prior Agreement shall be null, void and of no further force or effect as of the Effective Date hereof.

{Remainder of Page Left Intentionally Blank; Signatures Follow on Next Page}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

Purchaser:

WEC-CRANBERRY LLC, a Delaware limited liability company

By:	/s/ Moishie M. Klein
Name:	Moishie M. Klein
Its:	Authorized Signatory

Seller:

CRANWOODS-WST, LTD, a Pennsylvania limited partnership

By: TFG Investments IV, LLC, a Pennsylvania limited partnership, its sole general partner

By: JTMK-WST, Ltd., an Ohio limited partnership, its sole member

By: TFG Development, LLC, an Ohio limited liability company, its sole general partner

By:	/s/ Martin L. Herman
Name:	Martin L. Herman
Its:	Manager